UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

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TECHPRECISION CORPORATION

(Name of Registrant as Specified in Its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

WYNNEFIELD CAPITAL MANAGEMENT, LLC

WYNNEFIELD CAPITAL, INC.

NELSON OBUS

JOSHUA H. LANDES

ROBERT D. STRAUS

GENERAL VICTOR E. RENUART JR. (RETIRED)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Wynnefield Partners Small Cap Value, L.P. I and its affiliates (“Wynnefield”), and Robert D. Straus (together, with Wynnefield, the “Group”) have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the Group’s director nominees for election to the Board of Directors (the “Board”) of TechPrecision Corporation (the “Company”) at the Company’s upcoming 2024 Annual Meeting of Stockholders scheduled to be held on December 19, 2024.

On November 22, 2024, the Group issued an Investor Presentation titled “TechPrecision: A Case of Deteriorated Financial Performance, M&A Debacles, Lack of Transparency, Poor Corporate Governance and Poor Board Quality,” a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Exhibit 1

TechPrecision: A Case of Deteriorated Financial Performance, M&A Debacles, Lack of Transparency, Poor Corporate Governance and Poor Board Quality © 2024 Wynnefield Capital, Inc. All rights reserved. VOTE THE BLUE PROXY CARD www.rebuildTPCScredibility.com

Disclaimer This presentation (the “Presentation”) is for discussion and general informational purposes only . It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this Presentation and should not be taken as advice on the merits of any investment decision . This Presentation is not an offer to sell or the solicitation of an offer to buy interests in a fund managed by and/or affiliated with Wynnefield Partners Small Cap Value ,L . P . I and its affiliates (collectively, “Wynnefield” and, together with Robert D . Straus, the “Group”), and is being provided to the recipient for informational purposes only . The views expressed herein represent the opinions of Wynnefield and are based on publicly available information with respect to TechPrecision Corporation (“TechPrecision” or the “Company”) . Certain financial information and data used in the Presentation have been derived or obtained from public filings, including filings made by the Issuer with the Securities and Exchange Commission (“SEC”), and other sources . Wynnefield has not sought or obtained consent from any third party to use any statements or information indicated in the Presentation as having been obtained or derived from statements made or published by third parties . Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein . No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate . No agreement, arrangement, commitment or understanding exists or shall be deemed to exist between or among Wynnefield and any third party or parties by virtue of furnishing this Presentation . Except for the historical information contained herein, the matters addressed in this Presentation are forward - looking statements that involve certain risks and uncertainties . Any person who may receive this Presentation should be aware that actual results may differ materially from those contained in the forward - looking statements . Any person who may receive this Presentation undertakes to keep all information contained herein, as well as any additional information that might be later supplied to such person, confidential . Neither Wynnefield, its advisors, nor their respective directors, officers, employees, shareholders, members, partners, managers or advisers, shall be responsible or have any liability to any person in relation to the distribution or possession of this Presentation in any jurisdiction . Neither Wynnefield, its advisors, nor their respective directors, officers, employees, shareholders, members, partners, managers or advisers shall be responsible or have any liability for any misinformation, errors or omissions contained in any SEC filing, any third - party report or this Presentation . The estimates, projections and/or pro forma information set forth herein are based on assumptions which Wynnefield believes to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material . This Presentation does not recommend the purchase or sale of any security . Wynnefield reserves the right to change any of its opinions expressed herein at any time as it deems appropriate . Wynnefield disclaims any obligation to update the information contained herein . Under no circumstances is this Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security . VOTE THE BLUE PROXY CARD 2

Table of Contents » Executive Summary 4 » Stadco Acquisition Represents Serious Capital Misallocation and an Abject Failure 13 » Failed M&A Process Led to Significant Stockholder Dilution 15 » Total Stockholder Returns are Abysmal 18 » Board Quality is a Critical Issue 20 » Poor Corporate Governance Structure 25 » Lack of Transparency 29 » Board Expansion to Add One Nominee Does Not Hold Incumbent Directors Accountable 32 » Conclusion 34 VOTE THE BLUE PROXY CARD 3

Executive Summary VOTE THE BLUE PROXY CARD 4

VOTE THE BLUE PROXY CARD Wynnefield Asks For Your Support VOTE FOR Independent Board Nominees General Victor Renuart and Robert Straus » FOR electing NEW INDEPENDENT VOICES to give stockholders the ability to express concerns and objectives, and to effectuate change, » FOR electing directors that are CAPABLE and FOCUSED on enhancing stockholder value, » FOR BETTER TRANSPARENCY to allow stockholders the opportunity to assess the Company’s investment risks and the Board’s performance, » FOR DISCIPLINED BUSINESS JUDGEMENT to avoid poorly conceived and costly strategies like the recently failed acquisition of Votaw Precision Technologies, Inc . (“Votaw”) . » Wynnefield believes that TechPrecision’s Board of Directors (the “Board”) has serious deficiencies that both of our nominees are highly qualified to address . General Renuart and Mr . Straus are a complementary duo with exceptional skills that will fill important and differing existing voids . » General Renuart is a retired four - star general of the U . S . Air Force with over 39 years of service and extensive experience in military leadership, national defense, and aerospace operations . » Mr . Straus is an institutional portfolio manager with 25 years of proven experience investing in and serving as an advisor to C - Suite executives of public and private companies . His expertise includes evaluating business and capital allocation strategies as well as advising on executive compensation structure, strategic initiative analysis expertise and corporate governance best practices . 5

VOTE THE BLUE PROXY CARD Major Reasons Why Incumbent Directors Must be Held Accountable As discussed in more detail in the Group’s definitive proxy statement, the Group seeks the election of General Renuart and Mr . Straus with the belief that incumbent directors should be held accountable for the following reasons : » Unfavorable total stockholder return in absolute and relative terms, » Deteriorated financial performance over the last three years, » M&A debacles that resulted in significant stockholder dilution and a weaker financial position, » Stadco was purchased for a total consideration of $ 10 . 2 million in August 2021 plus Stadco operating losses totaling $ 8 . 3 million over its ownership through June 30 , 2024 . The 10 Q, ending September 30 , 2024 , is late and not yet filed with the SEC . » The failed Votaw acquisition resulted in significant stockholder dilution of approximately 19% . » Substantial doubt about the Company’s ability to continue as a going concern, » Ineffective internal accounting controls, » Lack of transparency to stockholders, » No comprehensive investor relations strategy to communicate with stockholders and maximize stockholder value, » Alarming absence of Nominating and Corporate Governance Committee (the “Governance Committee”) and Compensation Committee meetings over the last two fiscal years, » No majority voting standard in uncontested director elections . 6 Source: Company’s public filings. Company’s Amended and Restated By - Laws.

TechPrecision Board Quality is a Critical Issue Wynnefield Believes Its Board Nominees Represent New, Independent Voices for ALL Stockholders VOTE THE BLUE PROXY CARD Wynnefield believes its Board nominees have relevant experience and are independent to serve ALL shareholders . Highly skilled nominee duo have complementary expertise and fill crucial voids on the Board . General Victor Eugene “Gene” Renuart Jr . , U . S . Air Force (Ret . ) » Thirty - nine years of service and extensive experience in military leadership, national defense and aerospace operations . » General Renuart would bring extensive experience in multi - national strategic and operational planning, fiscal oversight of large organizations with annual multi - billion - dollar budgets as well as his public and private company board experience . » General Renuart’s public company board committee experience includes Griffon Corp . (NYSE : GFF) as a member of the Finance Committee and private company board experience includes Indiana University Foundation, a $ 2 . 8 billion non - profit, as a member of the Legal and Corporate Governance committee and the Long - Range Planning Committee, University Colorado Health System, a $ 3 . 8 billion hospital system, as a member of the Audit Committee and as a member of the Audit Committee for two other private companies . » General Renuart ‘s nomination represents the first time a TechPrecision director would have an extensive military background . » The Group believes that General Renuart’s proven military, governmental and corporate leadership record provide him with unique skills, insights and qualifications to serve as a member of the Board and any of its committees . Robert D . Straus » Twenty - five years of proven experience investing in and serving as an advisor to C - suite executives of public and private companies . » Mr . Straus’ expertise includes evaluating business and capital allocation strategies as well as advising on executive compensation structure, strategic initiative analysis and corporate governance best practices . » Mr . Straus’ public board committee experience includes Nature’s Sunshine (NASDAQ : NATR) as Chair of the Compensation Committee and Chair of the Strategy Committee as well as a member of the Governance Committee, Audit Committee, Risk Management Committee and S&W Seed Company (NASDAQ : SANW) as a member of the M&A Strategy Committee and the Audit Committee . » Mr . Straus is also one of the Company’s largest stockholders, which further aligns him with ALL stockholders . » The Group believes that Mr . Straus’ extensive investment, financial, capital allocation and strategic initiative analysis expertise as well as his significant corporate governance experience serving as a director and board committee member of publicly traded companies, provide him with unique skills, insights and qualifications to serve as a member of the Board and any of its committees . 7

The Group’s Voting Intention and Recommendations to Fellow Stockholders VOTE THE BLUE PROXY CARD Wynnefield has lost confidence in the entire Board. The Group intends to vote our shares as follows: » FOR the election of four - star General Renuart and Mr. Straus, » WITHHOLD on the election of the two (2) opposed Company nominees, Mr. Richard McGowan – Current Chair of the Board, and Mr. Robert Crisa fulli – Current Chair of the Audit Committee, » WITHHOLD on each of the four (4) other Company nominees. The Group strongly urges all stockholders to vote: » FOR the election of General Renuart and Mr. Straus, » WITHHOLD on the election of the two (2) opposed Company nominees, » NO RECOMMENDATION with respect to stockholders’ votes on the election of the four (4) other Company nominees. Wynnefield’s view : » Holds Mr . Richard McGowan , Chair of the Board, accountable for his poor leadership and oversight, which we believe has resulted in the Company’s financial underperformance resulting in a going concern, absent investor relations strategy and lack of transparency . » Holds Mr . Robert Crisafulli , Chair of the Audit Committee, accountable for consistently late and inaccurate SEC filings, lack of oversight of internal controls and the Company’s going concern . 8

Wynnefield Capital Overview » Wynnefield employs an equity small - cap value special situations strategy with identifiable catalysts . » The investment team seeks out under - followed, misunderstood and undervalued companies which lead to the largest pricing inefficiencies and opportunities in the public market space . » The investment manager holds core positions for about 6 - 8 years, turning the portfolio approximately 25 % per year, providing its limited partners the benefit of tax efficient returns . » Wynnefield was founded in 1992 by Nelson Obus and Joshua Landes, both formerly of Lazard Freres and Co . Mr . Obus has 50 years experience investing in small cap companies . » The fund has an annualized net return of approximately 11 . 0 % since inception in 1992 . » The Group collectively owns 7 . 0 % of the total outstanding shares of common stock, par value $ 0 . 0001 per share (the “Common Stock”) of TechPrecision . VOTE THE BLUE PROXY CARD 9

Wynnefield Overview Wynnefield has a history of introducing highly - qualified director nominees for its portfolio company boards . » Wynnefield has a high bar to engage in a public activist proxy fight and we must feel compelled to act . In fact, Wynnefield had only one recent proxy fight that resulted in filing a proxy statement and solicitation of stockholders, which was eight years ago against Omega Protein (formerly NYSE : OME) in 2016 . » Wynnefield has successfully placed 18 independent directors over the last decade, of which 16 were placed through constructive conversations with companies and just 2 through a public proxy contest . » Independent directors are not representatives of Wynnefield . They have no affiliation with and receive no compensation from Wynnefield . » By leveraging Wynnefield’s extensive human capital network, we seek to upgrade with specific skills needed to fill existing voids on boards to help create shareholder value for the benefit of ALL shareholders . Wynnefield’s interests are entirely aligned with ALL shareholders – including management teams . VOTE THE BLUE PROXY CARD 10

TechPrecision Overview Company Overview » TechPrecision was founded in February 2006 after the acquisition of Ranor, Inc. (“Ranor”), which together with its predecessors has operated since 1956. Stadco was acquired in August 2021. » The Company’s shares trade under the ticker symbol “TPCS” and have traded on the NASDAQ Capital Market for 1.5 years. » Properties : » Ranor owns 145,000 square feet of office and manufacturing space under roof, situated on approximately 61 acres at 1 Bella Drive, Westminster, MA. » Stadco leases 183,000 square feet of office and manufacturing space under roof, situated on approximately 5 acres at 1931 North Broadway, Los Angeles, CA. » Worldwide employees : 162. » Incorporation : Delaware. » Corporate Headquarters : Westminster, MA. Source: Company’s public filings. FY2024 Financials » Consolidated Operations . » Total revenue : $31.6 million, net loss of $7.0 million. » Sales by market : » Defense: $31.4 million, 99.4% of total revenue » Industrial: $0.2 million, 0.6% » Customer concentration (Top 4: 61% of total revenue) : » Customer A: $9.0 million, 29% of total revenue » Customer B: $3.3 million, 10% » Customer D: $3.8 million, 12% » Customer E: $3.3 million, 10% » Ranor is a U.S. Defense - centric business primarily focused on the United States Navy Virginia class & Columbia class submarine programs, with a secondary focus on space launch and precision industrial sectors. » Ranor : Revenue of $17.8 million, segment operating income of $3.0 million. » Stadco is a U.S. Defense - centric business primarily focused on flight and space launch critical parts programs, with a secondary focus on tooling to manufacture these flight and space launch critical parts. » Stadco : revenue of $14.6 million, segment operating loss of $2.0 million. » Note: Segment operating income (loss) excludes Corporate and unallocated expenses of $5.7 million. VOTE THE BLUE PROXY CARD 11

VOTE THE BLUE PROXY CARD

WYNNEFIELD CAPITAL

TechPrecision's Financial Performance Has Materially Deteriorated Over the Past Three Years

	FY2022 03/31/22	FY2023 03/31/23	FY2024 03/31/24	FY1Q24 06/30/23	FY1Q25 06/30/24
Net Sales	$22,282,495	$31,591,059	$31,431,614	$7,371,240	$7,985,895
Net (Loss) Income	($371,672)	($979,006)	($7,042,172)	($527,455)	($1,460,160)
Stadco Net Sales	$7,755,946	$12,250,075	$14,567,287	$2,967,133	$3,603,687
Stadco Operating (Loss) Income	($1,124,542)	($3,905,323)	($1,981,316)	($904,524)	($1,333,926)
Cash	$1,052,139	$534,424	$138,402	$271,918	$44,797
Current Portion Long-Term Debt	$4,093,079	$1,218,162	$7,558,683	$2,865,387	$7,408,052
Long-Term Debt	$3,114,935	$4,749,139	$0	$4,603,255	$0
Total Long-Term Debt	$7,208,014	$5,967,301	$7,558,683	$7,468,642	$7,408,052

Sources:
Per the Company's Annual Report on Form 10K for fiscal years of 2023 and 2024.

Notes:
In Fiscal Year 2024, the failed Votaw Stock Purchase Agreement was announced on November 29, 2023.
In Fiscal Year 2022, Stadco was purchased for total consideration of $10.2 million in August 2021 plus Stadco operating losses totaling $8.3 million over ownership.

Wynnefield's view: TechPrecision attempted to mask poor operating performance and bad Board oversight that resulted in materially deteriorated financials with the aspirational, large Votaw acquisition, while never holding a stockholder conference call to explain its strategic direction and reasoning, discussing funding plans or committing to allow stockholders their right to vote. The Votaw transaction was terminated by Doerfer Corporation ("Doerfer"), Votaw's parent company, as of March 31, 2024. The Company did not report its FY24 (ending 03/31/24) until September 2024, when it revealed a net loss of $7.0 million. The Company's prior Stadco acquisition remains not fully integrated and continues to generate significant operating losses (as shown above) after more than three years of ownership.

12

Source: Company's public filings.

VOTE THE BLUE PROXY CARD The Stadco Acquisition Represents Serious Capital Misallocation and an Abject Failure 13

VOTE THE BLUE PROXY CARD Wynnefield Believes Stadco Acquisition Represents Serious Capital Misallocation and an Abject Failure Incumbent Directors Must be Held Accountable The Company paid for Stadco a total purchase price of $ 10 . 2 million, which then generated operating losses totaling $ 8 . 3 million as of June 30 , 2024 , since its ownership in August 2021 . » Stadco losses are significant . The Company’s public filings with the SEC indicate Stadco generated an operating loss of $ 1 . 1 million in fiscal year 2022 (ending March 31 , 2022 ), an operating loss of $ 3 . 9 million in fiscal year 2023 , an operating loss of $ 2 . 0 million in fiscal year 2024 and an operating loss of $ 1 . 3 million during the first quarter of fiscal year 2025 . » Wynnefield expects that Stadco generated incremental operating losses in its second quarter of fiscal year 2025 (ending September 30 , 2024 ), which filing is now late per the Company’s FORM 12 b - 25 Notification of Late Filing, filed with the SEC on November 15 , 2024 . In addition to the failed acquisition attempt of Votaw, the Company has stated that the lagging acquisition of Stadco is still not fully integrated into the Company’s overall financial reporting structure . » Failure to integrate Stadco is a serious problem . We believe the Company’s ineffective internal controls and late public filings, both at least due in part to the failure to fully integrate Stadco’s operations, are a substantial risk to stockholders . » Company’s culture is broken . We believe the Company’s press release and public conference call that allowed no Q&A, on November 12 , 2024 , says it all . » CEO Alex Shen blamed its poor Stadco performance “due to our inability to close the Votaw Precision Manufacturing transaction . ” » Mr . Shen further stated in the same press release, “ … In addition the Stadco quarter was impacted by one of the economies of scale we expected to realize with the Votaw acquisition . Our plan was to move Stadco work to the Votaw plant and use the Votaw machinery . Due to delayed repair and maintenance on the Stadco machinery, we suffered through put issues on our projects . ” » On the Company’s public conference call held that same day, Mr . Shen stated, “ … this was a direct result of our reducing maintenance CAPEX at Stadco to bare minimums starting during August 2023 … However, our efforts were too late to prevent the equipment failures that results in dramatic increases to Stadco’s costs of production during this period, in some cases nearly doubling the cost of production . ” » Wynnefield’s view : The Company's CEO should have known better and is in desperate need of better advice from the Board . Incumbent directors must be held accountable . Where was Board oversight to preserve Stadco operability? How does a Board who knew they had no financing to fund the aspirational failed Votaw transaction allow Stadco operations to fall into such peril? 14 Source: Company’s public filings. Company press releases. Company’s 2025 fiscal first quarter conference call held on November 14, 2024.

VOTE THE BLUE PROXY CARD Failed Votaw M&A Process Led to Significant Stockholder Dilution 15

VOTE THE BLUE PROXY CARD Wynnefield Believes the Failed Votaw M&A Debacle Led to Significant Stockholder Dilution On April 8 , 2024 , the Company announced the termination of its proposed acquisition of Votaw . It was unclear to us how the Company, with limited financial resources and who was already borrowing just to cover outside advisory costs, would pay for the relatively large acquisition of Votaw, even if successfully completed . Wynnefield believes the failed acquisition of Votaw represents poor oversight from the current Board and a lack of business judgement that resulted in total stockholder dilution of approximately 19% : » Break - up Fee Paid . TechPrecision paid a share - based break - up fee to Doerfer (parent of Votaw) of 320 , 000 shares of Common Stock (representing 4 % dilution), » Highly Dilutive Capital Raise . TechPrecision raised capital, through a private transaction, resulting in the issuance, on July 3 , 2024 , of 666 , 100 shares of Common Stock and warrants to purchase 666 , 100 shares of Common Stock to repay the Company’s revolver balance related to fees resulting from the failed Votaw transaction (representing 15 % dilution), » Late Registration Cause Extra Payments . A late registration event for the shares related to the capital raise on July 3 , 2024 , will result in an incremental monthly payment in cash of 1 % of the subscription amount paid by the investors until the event is cured and if such liquidated damages are not paid within seven days after the date payable, TechPrecision will also pay interest at a rate of 12 % per annum until the liquidated damages and related interest are fully paid . We believe the Company is likely to incur considerable penalties requiring further borrowings and/or capital raises . 16 Source: Company’s public filings.

VOTE THE BLUE PROXY CARD

No Details on How to Fund Votaw Purchase and TechPrecision Even Had to Borrow to Pay for Advisory Fees

It is clear to Wynnefield that the incumbent Board was committed to the failed Votaw purchase but was NOT committed to communicating the details to stockholders.

- **No Mention of How to Pay for Votaw.** At no time did the Company communicate how it intended to pay for this transaction. When asked about the Company's borrowing of the money to pay for legal fees in connection with the potential acquisition, the Company's CFO stated only that "there have been some borrowings for some of the expenses" on the Company's 2024 fiscal third quarter conference held on February 29, 2024.

- **No Public Conference Call.** The current Board and Company management never held a public conference call to explain this transaction's strategic reasoning or answer stockholders' concerns or inquiries.

- **Passed on 45-day Walkway Deadline.** The current Board decided to continue to pursue the Votaw acquisition past the 45-day walkaway deadline, even though there was no public disclosure on how the Company intended to fund this transaction.

Wynnefield believes the Company's financials illustrate limited financial flexibility to fund its own operations.

- **Six-Month Financials Weakened Further Prior to Votaw Purchase Agreement on November 29, 2023.** For the six-month period ending September 30, 2023, the Company generated a net loss of $1.1 million compared to a net loss of $0.1 million for the same period in the prior year and compared to a net loss of $1.0 million for the prior fiscal year. The balance sheet reported cash and cash equivalents of $0.1 million, long-term debt of $7.0 million and long-term lease liability of $5.5 million.

- **Fiscal Year 2024, as of March 31, 2024, released late in September 2024, heightened our concerns.** For Fiscal Year 2024, the Company reported a net loss of $7.0 million compared to a net loss of $1.0 million in the prior fiscal year. The balance sheet reported cash and cash equivalents of $0.1 million, current portion of long-term debt of $7.6 million as well as the current portion of long-term liability of $0.7 million and long-term lease liability of $4.4 million, totaling $5.5 million.

17

Source: Company's public filings. Company's 2024 fiscal third quarter conference call held on February 29, 2024.

VOTE THE BLUE PROXY CARD Total Stockholder Returns are Abysmal 18

VOTE THE BLUE PROXY CARD

WYNNEFIELD CAPITAL

Wynnefield Believes New Independent Voices Are Needed to Reverse Stockholder Losses

TPCS: 1-year return of -53.2; Relative Performance of -57.2%


Last Price 3.44
High on 08/22/23 7.73
Average 5.48976
Low on 02/21/24 2.85
Volume 16039
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
2023
2024

TPCS: 3-year return of -31.2; Relative Performance of -9.0%


Last Price 3.44
High on 02/14/23 10.76
Average 6.45202
Low on 02/21/24 2.85
Volume 16039
2021
2022
2023
2024

Wynnefield's view:
TPCS' Total Stockholder Returns ("TSR") are unfavorable in absolute and relative terms against the Russell Micro Index as presented for 1-, 3- and 5-year periods.

We also presented three relevant peers, including Gulf Island Fabrications (NASDAQ: GIFI), and Graham Corp. (NYSE: GHM).

TPCS: 5-year return of -37.7; Relative Performance of -67.8%


Last Price 3.44
High on 02/14/23 10.76
Average 6.07984
Low on 02/21/24 2.85
Volume 16039
2019
2020
2021
2023
2024

	TPCS	GIFI	GHM	Russell Micro Index
➢ 1-year:	-53.2%	+96.6%	+112.4%	+4.0%
➢ 3-year:	-31.2%	+38.0%	+111.4%	-22.2%
➢ 5-year:	-37.7%	-8.1%	+51.7%	+30.1%

Wynnefield's view: TechPrecision's TSR is unfavorable compared to the Russell Micro Index and relevant peers.

Gulf Island Fabrications provides metal fabricating services to a variety of industries.

Graham Corporation is a global leader in the design and manufacture of mission-critical equipment for the defense, space, energy and process industries.

Source: Bloomberg.

19

VOTE THE BLUE PROXY CARD Board Quality is a Critical Issue 20

VOTE THE BLUE PROXY CARD

WYNNEFIELD CAPITAL

Wynnefield Believes Board Quality is a Critical Issue and Has No Confidence in Existing Board Members

TechPrecision's current Board members have no prior defense industry experience and as will be illustrated, Wynnefield is concerned that incumbent director biographies lack public company, risk management and operations experience.

- Wynnefield believes the existing Board members lack business judgement, experience and oversight expertise:
  - To take the steps necessary to enhance stockholder value through better capital allocation, a comprehensive stockholder investor relations strategy, Board process improvements and corporate governance practices at TechPrecision.
  - To provide operational guidance and oversight to the Chief Executive Officer – who Wynnefield believes has recently lost credibility with stockholders due to continued weak financial performance, an inability to manage and integrate Stadco operations, an unsuccessful strategy to enhance plant capacity utilization and inability or lack of interest to establish rapport with existing stockholders and potential investors.

Wynnefield's view: The Company's general lack of transparency and never fully explained underperformance of Stadco culminated in significant "WITHHELD" votes and broker non-votes votes "AGAINST" current non-employee directors at the Company's 2023 Annual Meeting of Stockholders held on September 12, 2023.

Source: Company's public filings.

21

VOTE THE BLUE PROXY CARD TechPrecision’s Board Quality is a Critical Issue Wynnefield Holds Incumbent Directors Accountable For Bad Decisions and Poor Oversight 22 2024 TPCS Board Nominees Richard S. McGowan Robert A. Crisafulli Andrew A. Levy TPCS Board positions Chair of the Board Chair - Audit Committee Member - Compensation Committee Chair - Compensation Committee Member - Compensation CommitteeMember - N&G Committee Member - Audit Committee Member - N&G Committee TPCS Board Start Date December 2016 December 2016 March 2009 TPCS Board Tenure 8 years 8 years 15 years, 9 months Public Company Boards (ex TPCS) 1 prior board None None 2023 Proxy Vote Results - % WITHHELD 42.7% 43.5% 41.7% Committee Experience (ex TPCS): Public Company Audit Committee 1 None None Public Company Compensation Committee 1 None None Public Company N&G Committee 1 None None Stadco acquisition responsibility YES YES YES Votaw M&A debacle responsibility YES YES YES Poor Audit Committee oversight YES YES NO Poor Governance Committee oversight YES YES YES Industry experience (ex TPCS) None None Military electro-optics Professional vocation Attorney, private investor CFO, Treasurer, Tax Accountant Investment Banking Source: Company 2024 Preliminary Proxy Statement on Schedule 14A and Form 8-K filed with the SEC on September 13, 2023. Source: Company’s public filings.

23 VOTE THE BLUE PROXY CARD TechPrecision’s Board Quality is a Critical Issue Wynnefield Holds Incumbent Directors Accountable For Bad Decisions and Poor Oversight 2024 TPCS Board Nominees Walter M. Schenker Alexander Shen John A. Moore TPCS Board positions Chair - N&G Committee CEO New Nominee Member - Audit Committee None None Declared TPCS Board Start Date December 2016 September 2022 New Nominee TPCS Board Tenure 8 years 2 years, 4 months 0 Public Company Boards (ex TPCS) 2 prior boards None 3 existing boards 2023 Proxy Vote Results - % WITHHELD 43.2% 9.6% N/A Committee Experience (ex TPCS): Public Company Audit Committee 1 None None Public Company Compensation Committee 1 None None Public Company N&G Committee None None None Stadco acquisition responsibility YES YES NO Votaw M&A debacle responsibility YES YES NO Poor Audit Committee oversight YES NO NO Poor Governance Committee oversight YES NO NO Industry experience (ex TPCS) None None None Professional vocation Portfolio Manager Executive Board Director Source: Company 2024 Preliminary Proxy Statement on Schedule 14A and Form 8-K filed with the SEC on September 13, 2023. Source: Company’s public filings.

VOTE THE BLUE PROXY CARD 24 TechPrecision Board Quality is a Critical Issue Wynnefield Believes Its Board Nominees Represent New, Independent Voices for ALL Stockholders Wynnefield believes its Board nominees have relevant experience and are independent to serve ALL shareholders . Highly skilled nominee duo have complementary expertise and fill crucial voids on the Board . General Victor Eugene “Gene” Renuart Jr . , U . S . Air Force (Ret . ) » Thirty - nine years of service and extensive experience in military leadership, national defense and aerospace operations . » General Renuart would bring extensive experience in multi - national strategic and operational planning, fiscal oversight of large organizations with annual multi - billion - dollar budgets as well as his public and private company board experience . » General Renuart’s public company board committee experience includes Griffon Corp . (NYSE : GFF) as a member of the Finance Committee and private company board experience includes Indiana University Foundation , a $ 2 . 8 billion non - profit, as a member of the Legal and Corporate Governance committee and the Long - Range Planning Committee, University Colorado Health System , a $ 3 . 8 billion hospital system, as a member of the Audit Committee and as a member of the Audit Committee for two other private companies . » General Renuart ‘s nomination represents the first time a TechPrecision director would have an extensive military background . » The Group believes that General Renuart’s proven military, governmental and corporate leadership record provide him with unique skills, insights and qualifications to serve as a member of the Board and any of its committees . Robert “Rob” D . Straus » Twenty - five years of proven experience investing in and serving as an advisor to C - suite executives of public and private companies . » Mr . Straus’ expertise includes evaluating business and capital allocation strategies as well as advising on executive compensation structure, strategic initiative analysis and corporate governance best practices . » Mr . Straus’ public board committee experience includes Nature’s Sunshine (NASDAQ : NATR) as Chair of the Compensation Committee and Chair of the Strategy Committee as well as a member of the Governance Committee, Audit Committee, Risk Management Committee and S&W Seed Company (NASDAQ : SANW) as a member of the M&A Strategy Committee and the Audit Committee . » Mr . Straus is also one of the Company’s largest stockholders, which further aligns him with ALL stockholders . » The Group believes that Mr . Straus’ extensive investment, financial, capital allocation and strategic initiative analysis expertise as well as his significant corporate governance experience serving as a director and board committee member of publicly traded companies, provide him with unique skills, insights and qualifications to serve as a member of the Board and any of its committees .JM0

VOTE THE BLUE PROXY CARD Poor Corporate Governance Structure Reflects on Entrenched Board of Directors 25

VOTE THE BLUE PROXY CARD

WYNNEFIELD CAPITAL

Wynnefield Believes the Poor Corporate Governance Structure Reflects on Entrenched Board

Wynnefield Believes New Independent Voices are Needed on the Board to Improve the Company's Corporate Governance Practices and That the Best Accepted Practices Serve Stockholders Better, Attract Prospective Investors and Create Incremental Stockholder Value.

- Board & Committee Meetings.
  - No Mention of Meetings by Governance or Compensation Committees. The entire Board, as well as the Audit Committee, each held four meetings in the last two fiscal years, according to the Company's 2023 and 2024 proxy statements. Notably, there was no mention of any meetings held by the Governance Committee or the Compensation Committee during these periods.
    - Wynnefield's view: We find it alarming that two of the three committees of the Board potentially failed to meet at all during 2023 and 2024, especially given the significant oversight responsibilities of the Governance and Compensation Committees on vital aspects of the Company's business.

- Stockholders' Rights.
  - Plurality Voting Standard. The Company uses a plurality voting standard and NOT a majority voting standard for uncontested director elections. In an uncontested director election, where there are no alternatives and the number of nominees matches the number of Board seats available, the Company's nominees will only need a single vote to be elected.
    - Wynnefield's view: A majority voting requirement in uncontested elections is generally considered the best accepted corporate governance practice.

  - No Special Meetings. The Company has no stockholder right to call special meetings.
    - Wynnefield's view: We consider this right to be reasonable and essential for effective stockholder engagement with management and the Board.

Source: Company's public filings. Institutional Shareholder Services Inc.'s 2024 Proxy Voting Guidelines. Glass Lewis & Co. LLC's 2024 Benchmark Policy Guidelines.

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Poor Corporate Governance Structure Reflects on Entrenched Board VOTE THE BLUE PROXY CARD Wynnefield Believes New Independent Voices are Needed on the Board to Improve the Company’s Corporate Governance Practices as the Best Accepted Practices Serve Stockholders Better, Attract Prospective Investors and Create Incremental Stockholder Value . » Ineffective Internal Controls and Late Public Filings . » Wynnefield’s view : We believe that the current Board’s and management’s ineffective internal controls over the Company’s financial reporting and consistent failure to timely file annual and quarterly reports for years with the SEC is a substantial risk to stockholders and indicate a significant failure by the Audit Committee to provide effective oversight . » Going Concern . Marcum LLP, the Company’s auditor, stated in its annual report that there is “substantial doubt about the Company’s ability to continue as a going concern . ” » CEO and CFO Admit . After evaluating the Company’s disclosure controls and procedures, the Company’s CEO and CFO concluded that “[the Company’s] control and procedures were not effective due to the material weaknesses in [the Company’s] internal control over financial reporting … ” » Insufficient Tax Personnel . The Company stated it “did not maintain a sufficient complement of tax accounting personnel necessary to perform management review controls related to activities for extracting information to determine the valuation allowance at Stadco on a timely basis … ” » Wynnefield’s view : While we recognize remediating material weaknesses may require controls tested over a period of time and potential incremental remediation, we also do not believe that stockholders should consistently be waiting past the filing deadlines for the Company to file annual and quarterly reports, especially when considering that Stadco was acquired more than three years ago . 27 Source: Company’s public filings.

VOTE THE BLUE PROXY CARD

Poor Corporate Governance Structure
Reflects on Entrenched Board

Wynnefield Believes New Independent Voices are Needed on the Board to Improve the Company's Corporate Governance Practices as the Best Accepted Practices Serve Stockholders Better, Attract Prospective Investors and Create Incremental Stockholder Value.

- Poor Compensation Policy.
  - TechPrecision has no executive resignation policy.
    - Wynnefield's view: We consider no executive resignation policy a significant risk to continuing operations should an executive leave and this policy to be complementary to any company's executive succession plan. We believe that compensation structure and related policies are critically important to maintain appropriate incentives, reward financial performance and monitor corporate morale, which ultimately results in incremental stockholder value.

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VOTE THE BLUE PROXY CARD Lack of Transparency 29

VOTE THE BLUE PROXY CARD Lack of Transparency Reflects on Entrenched Board Wynnefield Believes New Independent Voices are Needed on the Board to Improve the Company’s Corporate Governance Practices as the Best Accepted Practices Serve Stockholders Better, Attract Prospective Investors and Create Incremental Stockholder Value . » Votaw Communications . » Wynnefield believes the failed Votaw acquisition was the Company’s predominant example of poor communication with its stockholders . For such a significant transaction, the current Board and management never held a public conference call to explain the strategic reasoning to stockholders or to address any potential concerns or questions regarding such a significant transaction . » After Votaw terminated the transaction as of March 31 , 2024 , the Company issued an investor presentation that we believe missed a critical component . Management’s long - range plan, for fiscal years 2023 - 2028 , showed Ranor and Stadco financial projections BUT excluded total enterprise estimates that incorporate corporate overhead considerations . » Wynnefield’s view : Without inclusion of corporate overhead expenses, we do not believe that stockholders can reflect on the enterprises’ projections to determine profitability or lack thereof . » Failure to Timely File Annual and Quarterly Reports . » Wynnefield’s view : We believe failure to timely file its annual and quarterly reports, as require by the NASDAQ Listing Rules, by the incumbent Board and Company management prevents current and prospective stockholders from making informed financial decisions about the Company . » Investor Relations is a Critical Miss . » No Wall Street Sponsorship . The Company has no sell - side analyst research coverage, even after two recent capital raises . » No Effort to Create Awareness . To our knowledge, Company management does not attend Wall Street - related or industry conferences to meet with existing stockholders or prospective investors in order to increase awareness and broaden the Company’s stockholder base . » Outdated Corporate Website . It is clear to us that a corporate website is an important component to communicating with investors, is often one of the first stops for new investors and creates an important first impression . We believe that the Company’s website, techprecision . com, is outdated, unsophisticated and misses several opportunities to be more informative . 30 Source: Company’s public filings.

Lack of Transparency and Unfriendly Stockholder Treatment Board rejects Wynnefield for months . » November 29 , 2023 : TechPrecision announced it had entered into a stock purchase agreement to acquire all the outstanding shares of Votaw for a total purchase price of $ 110 million, which included a closing payment of $ 70 million, seller financing of $ 15 million and an earnout of up to $ 25 million . At that time, TechPrecision’s market capitalization was $ 57 million, and revenue was $ 31 . 2 million for the twelve months ending 9 / 30 / 23 ; the balance sheet reported cash and cash equivalents $ 0 . 1 million, long - term debt of $ 7 . 0 million and long - term lease liability of $ 5 . 5 million . The Company generated a net loss of $ 1 . 0 million for FY 23 (ending 03 / 31 / 23 ) and a net loss of $ 7 . 0 million for FY 24 (ending 03 / 31 / 24 ) . » December 7 , 2023 : Wynnefield delivered its first public letter requesting TechPrecision hold a public conference call to explain its rationale for the proposed Votaw acquisition or how it would finance this huge acquisition of a company twice the size of TechPrecision . » TechPrecision has a long history of treating stockholders poorly ; Wynnefield believes this transformational transaction and lack of transparency is endemic and defines the Company’s culture . TechPrecision was late to react and ultimately unresponsive to stockholder concerns . TechPrecision never held a public conference call to discuss the failed Votaw M&A process or committed to allowing stockholders to vote on the transaction . » December 19 , 2023 : Wynnefield delivered a second public letter to the Board . » Wynnefield believes the Company’s and Board’s unwillingness to disclose its funding structure for the proposed Votaw acquisition continued to amplify a serious lack of transparency . The Company did not respond to Wynnefield’s request . » January 19 , 2024 : Wynnefield delivered a third public letter to the Board . » Wynnefield requested that the Board commit to allowing the Company’s stockholders to vote on the Votaw acquisition . The Company did not respond to Wynnefield’s request . » April 2024 : Mr . Nelson Obus, on behalf of Wynnefield, received a phone call from Mr . Levy, a member of the Board, requesting that Wynnefield curtail its criticisms of the Votaw acquisition . Mr . Obus agreed . » April 8 , 2024 : TechPrecision reported that on April 2 , 2024 , Doerfer delivered written notice to the Company of its election to terminate the Votaw Stock Purchase Agreement, effective immediately . » July 2 , 2024 : The Group delivered a notice of nomination to TechPrecision, nominating General Renuart and Mr . Straus as candidates for election to the Board at the Company’s 2024 Annual Meeting of Stockholders . The Group also filed a Schedule 13 D with the SEC . VOTE THE BLUE PROXY CARD 31 Source: Company’s public filings.

VOTE THE BLUE PROXY CARD Defensive Board Expansion to Add One New Nominee Does Not Hold Incumbent Directors Accountable Too Little, Too Late 32

VOTE THE BLUE PROXY CARD

WYNNEFIELD CAPITAL

Board Expansion to Add One New Nominee Does Not Hold Incumbent Directors Accountable
Too Little, Too Late

Wynnefield's view:

- We attempted to articulate on the prior slides that we believe a lot has gone wrong at TechPrecision.
- Wynnefield only pursues a proxy fight when private conversations break down or exchange is refused and where an egregious situation compels us to act for the mutual and equal benefit of ALL stockholders.
- We believe TechPrecision is such a case including deteriorated financial performance, M&A debacles, lack of transparency, poor corporate governance and poor board quality.
- The Group has lost confidence in the entire Board. The addition of one new nominee does not hold incumbent directors accountable. It is simply, TOO LITTLE, TOO LATE.

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VOTE THE BLUE PROXY CARD Conclusion 34

VOTE THE BLUE PROXY CARD Wynnefield Asks For Your Support VOTE FOR Independent Board Nominees General Victor Renuart and Robert Straus » FOR electing NEW INDEPENDENT VOICES to give stockholders the ability to express concerns and objectives, and to effectuate change, » FOR electing directors that are CAPABLE and FOCUSED on enhancing stockholder value, » FOR BETTER TRANSPARENCY to allow stockholders the opportunity to assess the Company’s investment risks and the Board’s performance, » FOR DISCIPLINED BUSINESS JUDGEMENT to avoid poorly conceived and costly strategies like the recently failed acquisition of Votaw Precision Technologies, Inc. 35

The Group’s Voting Intention VOTE THE BLUE PROXY CARD Wynnefield has lost confidence in the entire Board. The Group intends to vote our shares as follows: » FOR the election of four - star General Renuart and Mr. Straus, » WITHHOLD on the election of the two (2) opposed Company nominees, Mr. Richard McGowan – Current Chair of the Board, and Mr. Robert Crisafulli – Current Chair of the Audit Committee, » WITHHOLD on each of the four (4) other Company nominees. The Group strongly urges all stockholders to vote: » FOR the election of General Renuart and Mr. Straus, » WITHHOLD on the election of the two (2) opposed Company nominees, » NO RECOMMENDATION with respect to stockholders votes on the election of the four (4) other Company nominees. 36

TechPrecision: A Case of Deteriorated Financial Performance, M&A Debacles, Lack of Transparency, Poor Corporate Governance and Poor Board Quality © 2024 Wynnefield Capital, Inc. All rights reserved. VOTE THE BLUE PROXY CARD 37 www.rebuildTPCScredibility.com